Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Lucera Blount Parker
March 31, 2008		(919) 687-7802
(919) 687-7821 fax
lucera.parker@mfbonline.com

M&F BANCORP, INC. COMPLETES ACQUISITION OF MUTUAL COMMUNITY

SAVINGS BANK

Durham, NC — (March 31, 2008) — M&F Bancorp, Inc. (“Bancorp”) announced that its acquisition of Mutual Community Savings Bank Inc., SSB, (“MCSB”) was finalized on Friday, March 28, 2008, when MCSB was merged into Mechanics and Farmers Bank (“M&F Bank”). The milestone event occurs as M&F Bank observes its 100th anniversary; MCSB recently marked its 86th anniversary. Both banks were founded in Durham, NC.

The former MCSB branch locations in Durham and Greensboro, NC, began operating as M&F Bank effective today. Each MCSB shareholder will receive one share of Bancorp common stock for each share of MCSB common stock held at the time of the merger.

“We’re pleased with the successful completion of our first merger in a very long time,” said Maceo K. Sloan, Bancorp’s Chairman. “This moves us in a direction consistent with the Board’s long term vision for the company, and will help to position us for continued profitable growth.”

“Without a doubt, this is a win-win solution for MCSB shareholders and customers, and we look forward to contributing to M&F’s future success,” said William V. “Bill” Bell, Chairman of MCSB’s Board of Directors and the mayor of Durham.

President and CEO, Kim D. Saunders said, “This is a truly historic event for both banks. We are excited to welcome our new customers and shareholders into the M&F family. We also anticipate that our increased presence in the Piedmont Triad area as well as planned enhancements to our products and services will create additional opportunities.”

M&F Bancorp, Inc., a bank holding company with assets of approximately $239 million as of December 31, 2007, is the parent company of M&F Bank. Bancorp’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP.” For additional information contact M&F Bank Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, North Carolina at 919-687-7800, or visit www.mfbonline.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bancorp and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of Bancorp and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither Bancorp nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in Bancorp’s filings with the Securities and Exchange Commission, and is available at www.sec.gov

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